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                       COMP USA[Registered Trademark]
                         The Computer Superstore
                          Corporate Headquarters
                        14951 North Dallas Parkway
                           Dallas, Texas 75240

                                               NEWS RELEASE



FOR IMMEDIATE RELEASE                      CONTACT:  James E. Skinner
                                                     Executive Vice President
                                                     & CFO

                                             PHONE:  (214) 982-4000





             CompUSA INC. COMPLETES ACQUISITION OF PCs COMPLEAT, INC.



                  DALLAS, May 30, 1996 -- CompUSA Inc. (NYSE: CPU), America's Largest Computer Superstore [Registered Trademark] retailer, announced today that it has completed the acquisition of PCs Compleat [Registered Trademark], Inc., a Marlborough, Mass.-based direct reseller of brand-name microcomputers and peripherals, for approximately three million shares of CompUSA common stock. CompUSA plans to account for the acquisition on a pooling-of-interests basis.

                  "We believe the acquisition of PCs Compleat will give CompUSA the vehicle to more rapidly and effectively establish our position as one of the nation's premier operators in the mail order segment of our industry," stated Jim Halpin, CompUSA president and chief executive officer. "This alliance presents us with a tremendous opportunity to build on the strengths of both companies in order to better serve customers in the personal computer market."

                  In accordance with the terms of the acquisition documents, CompUSA anticipates filing a shelf registration with the Securities and Exchange Commission related to the nearly three million shares of common stock issued by CompUSA in connection with the acquisition of PCs Compleat.

                  PCs Compleat, founded in 1992, is one of the top "super direct" sources for brand-name personal computer products and services in the United States. The company's mission is to /cont...


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CompUSA ACQUIRES PCs COMPLEAT/page 2

provide its customers with the broad selection of a superstore, the value and convenience of a direct marketer, and superior service. PCs Compleat's operating strategy utilizes a centralized facility with integrated, state-of-the-art telephone, computer and distribution systems.

                  CompUSA Inc. is the nation's leading retailer of microcomputers and related products and services, currently operating 100 Computer Superstores in 47 major metropolitan markets throughout the United States. In addition to retail customers, CompUSA Computer Superstores serve corporate, government, education and mail order customers. The Computer Superstores average 27,000 square feet and include technical service departments and classroom training facilities.

                  Any matters discussed in this news release which are forward-looking statements involve certain risks and uncertainties, including without limitation, changes in product demand, the availability of products, changes in competition, economic conditions, various inventory risks due to changes in market conditions and other risks detailed in the Company's Securities and Exchange Commission reports.

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